Exhibit 99

Investor Relations Contact:	Media Contact:
Seana Phillips	Michelle Sullivan
(617) 368-5074	(617) 368-5165

BOSTON BEER REPORTS

FOURTH QUARTER 2011 RESULTS

BOSTON, MA (2/22/12) — The Boston Beer Company, Inc. (NYSE: SAM) reported net income for the fourth quarter of $17.8 million, or $1.33 per diluted share, an increase of $5.6 million, or $0.46 per diluted share, from the fourth quarter of 2010. This increase was primarily due to increased core shipment volume and the favorable impact of a state income tax settlement in the fourth quarter, partially offset by increased advertising, promotional and selling expenses. Net revenue for the fourth quarter of 2011 was $142.1 million, an increase of $26.3 million, or 23%, over the fourth quarter last year, mainly due to core shipment volume gains with minor improvement in pricing. For the twelve months ended December 31, 2011, net revenue increased by 11% to $513.0 million and the Company’s earnings per diluted share, inclusive of the recall settlement, were $4.81, an increase of $1.29 per diluted share compared to 2010.

Highlights of this release include:

•

Earnings per diluted share of $1.17 for the quarter and $3.73 year to date, excluding the favorable impact of $0.16 per diluted share from a state income tax settlement in the fourth quarter and the favorable impact of $0.92 per diluted share of the recall settlement received in the second quarter.

•	Depletions growth of 4% for the fourth quarter and 7% for the full year, with one less selling day in the fourth quarter and equal selling days for the full year.

•

Shipments growth of 19% for the 14 week fiscal fourth quarter as compared to the prior year fourth quarter that included only 13 weeks and shipment growth of 9% for the 53 week fiscal year compared to the prior fiscal year which included only 52 weeks.

•	On a calendar year basis our shipments growth and depletion growth were equivalent at approximately 7% for the full year.

•	Gross margin of 56% for the fourth quarter and 55% for the full year.

•

Advertising, promotional and selling expense increase of $5.0 million, or 14%, for the fourth quarter and $21.5 million, or 16% for the year, primarily due to planned increased investments behind our brands.

•	During the year, approximately 760,000 shares of Class A Common Stock were repurchased at a cost of approximately $62.8 million.

•	Estimated 2012 depletion growth of between 6% and 9% and full year 2012 earnings per diluted share of $3.80 to $4.20.

Jim Koch, Chairman and Founder of the Company, commented, “I am pleased that in 2011 The Boston Beer Company continued to lead the craft beer industry both in innovation and variety. We brewed and sold more than 50 distinct styles of Samuel

Adams beers including Tasman Red, Griffin’s Bow and Thirteenth Hour to name just three. Many of our new styles really push the boundaries of brewing. Looking to 2012, we continue to innovate and are excited about the introduction of our new spring seasonal, Samuel Adams Alpine Spring, an unfiltered lager that showcases Tettnang Noble Hops, as well as our Single Batch Series, a series of small batch limited-edition beers and other innovative beers like our new Whitewater IPA. These new beers have been well received by drinkers, retailers and wholesalers. While it is too early to judge repeat purchase, we believe they will help us start 2012 strong and our challenge will be maintaining this momentum. We continue to explore ways to improve our sales execution, our brand strength and our position within the craft category and remain positive about the future of craft beer and our potential for future growth. I am delighted that we have partnered with my friend Alan Newman to explore opportunities in craft beer beyond our Samuel Adams initiatives and I look forward to the innovations this will generate.”

Commenting on the Freshest Beer Program, Mr. Koch continued, “We completed the first year of our Freshest Beer Program and we are pleased with the results so far. We believe we are delivering better, fresher Samuel Adams beer to our drinkers while lowering wholesaler inventories, reducing costs and improving efficiency throughout the supply chain. We added over 30 wholesalers to the program since early November 2011 and currently have over 55 wholesalers signed up and at various stages of inventory reduction. We achieved our target of 50% of our volume on our Freshest Beer Program by the end of 2011 and believe this could reach 75% by the end of 2012.”

Martin Roper the Company’s President and CEO stated; “Shipments in the fourth quarter were higher due to the extra shipping week in the fiscal quarter versus last year, and the earlier shipment of our Samuel Adams Spring Seasonal relative to last year, as we accomplished a conversion from our Winter Seasonal to the new Alpine Spring in early January in most of our markets. We continued to invest in our brands and will likely increase investments in advertising, promotional and selling expenses, commensurate with the many attractive opportunities available in the craft category as well as the increased competition that we see. During 2011, we sold commercially over fifty different beers, a significant increase over prior years. We expect this innovation to continue as we look to offer beers for a wide range of craft beer drinkers. We are investing in systems and capital equipment to enable us to manage this complexity effectively. We are prepared to forsake some earnings in the short term as we make appropriate investments in brand-building activities and capabilities to handle this increased beer complexity, in order to position us well for long term growth. We remain confident about the long term prospect for the craft category and our Samuel Adams brand.”

Mr. Roper continued, “In 2012, we intend to complete our national distribution footprint for both our Twisted Tea and Angry Orchard brand families. Our Twisted Tea brand family was introduced in the early 2000’s and in subsequent years, we focused our distribution efforts on markets where it received the highest level of drinker support. As this support grew over the last five years, we have been able to expand Twisted Tea distribution to new markets while still growing it in these core mature markets. In 2012, we will complete our national rollout with the addition of fifteen states and anticipate continued growth across all our markets as we close distribution gaps with key competitors. Our Angry Orchard hard cider was launched in select markets in the second half of 2011 and received positive wholesaler, retailer and drinker support. This support has encouraged us to rollout Angry Orchard nationally in 2012. The gross profits from these brands have helped us increase our investment in Samuel Adams and have built a stronger Boston Beer brand portfolio with wholesalers and retailers. We will continue to look for complementary opportunities to leverage our capabilities, provided that they do not distract us from our primary focus on our Samuel Adams brand.”

Mr. Roper continued, “In the fourth quarter we formed a subsidiary called Alchemy & Science, headed by Alan Newman, who founded Magic Hat Brewing Company, to act as a craft brew incubator. The mission of Alchemy & Science, which is headquartered in Burlington, Vermont, is to find new opportunities in craft brewing. During the first quarter of 2012, Alchemy & Science purchased the assets of Angel City Brewing Company, a well-known Los Angeles-based craft brewer. The acquisition of Angel City Brewing Company is not expected to have a material impact on first quarter financial results and it is too early to estimate fully the impact of Alchemy & Science on our 2012 results.”

4th Quarter 2011 Summary of Results

Depletions grew 4% for the quarter, primarily due to increases in Twisted Tea® and Samuel Adams® Seasonals, partially offset by declines in Samuel Adams Boston Lager®, Sam Adams Light® and Samuel Adams® Brewmaster’s Collection,

Core shipment volume was approximately 671,000 barrels, a 19% increase over the prior year fiscal fourth quarter.

Fiscal fourth quarter and full year shipments were higher than calendar year depletions primarily due to the additional week in the fiscal calendar and a planned earlier launch of our Spring Seasonal which resulted in Spring Seasonal shipments at the end of 2011 being significantly higher than at the end of 2010.

The Company believes wholesaler inventory levels at December 31, 2011 were at appropriate levels. Excluding the impact of the inventory build for the planned earlier launch of the Company’s Spring Seasonal, inventory at participating wholesalers as a result of the Freshest Beer Program was lower by an estimated 133,000 cases as of the end of the fourth quarter, reducing reported earnings per diluted share by approximately $0.05 for the year.

The fourth quarter gross margin decreased to 56% for 2011 from 57% for 2010. A change in our core product mix and increased inventory obsolescence and freight costs were partially offset by price increases and lower processing costs. The Company continues to focus on cost savings initiatives and efficiencies.

Advertising, promotional and selling expenses were $5.0 million higher than those incurred in the prior year primarily as a result of higher costs for additional sales personnel and increased investments in local marketing as well as increased costs of freight to wholesalers.

General and administrative expenses increased $1.5 million compared to the fourth quarter of 2010, due to increases in salary and benefit costs, and stock compensation expense.

The Company’s effective tax rate for the fourth quarter of 2011 decreased to 30.2% from 35.5% in the fourth quarter of 2010 due to the favorable impact of a state income tax settlement in the fourth quarter of 2011 of $0.16 per diluted share.

Full Year 2011 Summary of Results

Depletions grew 7% in 2011 as compared to the prior year, primarily due to increases in Samuel Adams® Seasonals, Twisted Tea® and Samuel Adams Boston Lager®, partially offset by declines in Sam Adams Light® and Samuel Adams® Brewmaster’s Collection.

Core shipment volume was approximately 2.5 million barrels, a 9% increase over fiscal year 2010.

Net income increased $15.9 million, or $1.29 per diluted share, to $66.1 million, or $4.81 per diluted share, compared to the prior year, due to the impact of the recall settlement of $0.92 per diluted share, increases in core shipment volume, revenue per barrel increases of 1.2% and the favorable impact of $0.16 per diluted share from the state income tax settlement, partially offset by increased advertising, promotional and selling expenses.

Advertising, promotional and selling expenses were $21.5 million higher than those incurred in the prior year, primarily as a result of higher costs for additional sales personnel, increased investments in local marketing and advertising, as well as increased costs of freight to wholesalers.

General and administrative expenses increased by $4.4 million over the same period in 2010, due to increases in salary and benefit costs and consulting expenses, and also due to the fact that in the first quarter of 2010 there was a $0.9 million reversal of a 2009 expense for an option that did not vest.

Cash and cash equivalents as of December 31, 2011 totaled $49.5 million.

During the full year 2011, the Company repurchased approximately 760,000 shares of its Class A Common Stock at a cost of approximately $62.8 million and repurchased approximately an additional 24,000 shares during the period January 1, 2012 through

February 17, 2012 at an approximate cost of $2.4 million. As of February 17, 2012, the Company had approximately $20.7 million remaining on the $275.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Based on information in-hand, year-to-date depletions reported to the Company through February 10, 2012 were up approximately 8% to 9% from the same period in 2011 with the same number of selling days.

Fiscal 2012 Outlook

The Company’s full year 2012 earnings per diluted share projection is between $3.80 and $4.20. The $4.00 midpoint of the 2012 earnings per diluted share projection represents a 7% increase from the comparable 2011 earnings per diluted share of $3.73, which excludes the favorable impact of $0.92 per diluted share from the recall settlement and the favorable impact of $0.16 per diluted share from the state income tax settlement. The 2012 projection includes estimated expenses attributable to Alchemy & Science but does not include any gross profit contribution from Alchemy & Science. The Company’s actual 2012 earnings per share could vary significantly from the current projection. Underlying the Company’s current projection are the following estimates and targets:

•	Depletions growth of 6 to 9% compared to full year 2011.

•	Targeted revenue per barrel increases of approximately 3% which will help offset significant barley cost pressures from the 2011 crop.

•	Continued focus on efficiencies at the Company’s breweries.

•	Anticipated significant increases in the costs of ingredients and packaging for 2012, primarily due to barley cost pressures, which are estimated to add over $8.0 million in incremental barley costs.

•	Full-year 2012 gross margins expected to be between 53% and 55% due to anticipated price increases not fully covering cost pressures and some product mix changes.

•

Increased investment in advertising, promotional and selling expenses of between $8 million and $12 million for the full year 2012, not including any increases in freight costs for the shipment of beer products to the Company’s wholesalers.

•

Startup costs of $3 million to $5 million for new brands developed by Alchemy & Science of which $2 million to $3 million are included in our full year estimated increases in advertising, promotional and selling expenses.

•	Full-year effective tax rate of approximately 38%.

•

Full-year spending on capital investments of between $40 million and $60 million, most of which relates to continued investments in the Company’s breweries and additional keg purchases in support of growth, the Freshest Beer Program and increased complexity.

About the Company

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews over 50 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world’s finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the “extreme beer” movement, where it seeks to challenge drinkers’ perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While the Company is the country’s largest-selling craft beer, it accounts for only approximately one percent of the U.S. beer market. For more information, please visit www.samueladams.com.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 31, 2011 and December 25, 2010. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Wednesday, February 22, 2011

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Income:

(in thousands, except per share data)	(unaudited)
	Three Months Ended		Year Ended
	Dec. 31, 2011 (14 weeks)	Dec. 25, 2010 (13 weeks)	Dec. 31, 2011 (53 weeks)	Dec. 25, 2010 (52 weeks)
Barrels sold	673	567	2,484	2,272

Revenue	$153,857	$126,285	$558,282	$505,870
Less excise taxes	11,803	10,547	45,282	42,072

Net revenue	142,054	115,738	513,000	463,798
Cost of goods sold	61,965	49,368	228,433	207,471

Gross profit	80,089	66,370	284,567	256,327
Operating expenses:
Advertising, promotional and selling expenses	41,897	36,897	157,261	135,737
General and administrative expenses	11,796	10,297	43,485	39,112
Impairment of long-lived assets	666	300	666	300
Settlement proceeds	—	—	(20,500)	—

Total operating expenses	54,359	47,494	180,912	175,149

Operating income	25,730	18,876	103,655	81,178
Other (expense) income, net:
Interest income	19	38	54	79
Other (expense) income, net	(253)	(47)	(209)	(149)

Total other (expense) income, net	(234)	(9)	(155)	(70)

Income before income tax provision	25,496	18,867	103,500	81,108
Provision for income taxes	7,711	6,701	37,441	30,966

Net income	$17,785	$12,166	$66,059	$50,142

Net income per common share - basic	$1.41	$0.92	$5.08	$3.67

Net income per common share - diluted	$1.33	$0.87	$4.81	$3.52

Weighted-average number of common shares - basic	12,648	13,256	13,012	13,660

Weighted-average number of common shares - diluted	13,390	13,951	13,741	14,228

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Balance Sheets:

(in thousands, except share data)
	Dec. 31, 2011	Dec. 25, 2010
Assets
Current Assets:
Cash and cash equivalents	$49,450	$48,969
Accounts receivable, net of allowance for doubtful accounts of $66 and $121 as of December 31, 2011 and December 25, 2010, respectively	23,233	20,017
Inventories	34,072	26,614
Prepaid expenses and other assets	14,605	12,756
Deferred income taxes	4,363	3,648

Total current assets	125,723	112,004
Property, plant and equipment, net	143,586	142,889
Other assets	1,802	2,260
Goodwill	1,377	1,377

Total assets	$272,488	$258,530

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$18,806	$19,423
Accrued expenses and other current liabilities	48,243	52,776

Total current liabilities	67,049	72,199
Deferred income taxes	17,349	17,087
Other liabilities	3,345	3,656

Total liabilities	87,743	92,942
Commitments and Contingencies
Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 8,714,931 and 9,288,015 issued and outstanding as of December 31, 2011 and December 25, 2010, respectively	87	93
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	138,336	122,016
Accumulated other comprehensive loss, net of tax	(838)	(438)
Retained earnings	47,119	43,876

Total stockholders’ equity	184,745	165,588

Total liabilities and stockholders’ equity	$272,488	$258,530

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Cash Flows:

(in thousands)
	Year Ended
	Dec. 31, 2011 (53 weeks)	Dec. 25, 2010 (52 weeks)
Cash flows provided by operating activities:
Net income	$66,059	$50,142
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,792	17,427
Impairment of long-lived assets	666	300
Loss on disposal of property, plant and equipment	118	64
Bad debt recovery	(55)	(15)
Stock-based compensation expense	6,178	3,124
Excess tax benefit from stock-based compensation arrangements	(5,346)	(3,014)
Deferred income taxes	(453)	4,425
Changes in operating assets and liabilities:
Accounts receivable	(3,161)	(2,146)
Inventories	(7,458)	(1,056)
Prepaid expenses and other assets	(2,146)	(3,950)
Accounts payable	(617)	(5,832)
Accrued expenses and other current liabilities	894	7,340
Other liabilities	(711)	1,021

Net cash provided by operating activities	72,760	67,830

Cash flows used in investing activities:
Purchases of property, plant and equipment	(19,599)	(13,608)
Proceeds from disposal of property, plant and equipment	—	20

Net cash used in investing activities	(19,599)	(13,588)

Cash flows used in financing activities:
Repurchase of Class A Common Stock	(62,824)	(67,981)
Proceeds from exercise of stock options	4,107	3,661
Excess tax benefit from stock-based compensation arrangements	5,346	3,014
Net proceeds from sale of investment shares	691	552

Net cash used in financing activities	(52,680)	(60,754)

Change in cash and cash equivalents	481	(6,512)
Cash and cash equivalents at beginning of year	48,969	55,481

Cash and cash equivalents at end of year	$49,450	$48,969

Supplemental disclosure of cash flow information:
Income taxes paid	$40,556	$24,769

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com